Exhibit 21.1

                           Subsidiaries of the Company

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                                  Avitar, Inc.
                              List of Subsidiaries


Avitar Technologies, Inc.

Avitar Industries, Inc. (formerly Managed Health Benefits Corporation)

United States Drug Testing Laboratories, Inc.

Avitar Diagnostics, Inc.

BJR Security, Inc.